Exhibit 99.1

CORAUTUS GENETICS ANNOUNCES REDIRECTION OF FOCUS AND TRANSITION OF OFFICERS

ATLANTA Nov. 3, 2006 – Corautus Genetics, Inc. (Nasdaq:VEGF) announced today that at this time it does not plan to conduct further clinical trials for VEGF-2 for the treatment of cardiovascular and peripheral vascular disease and is redirecting its focus to other life sciences opportunities.  Corautus plans to immediately reduce its cash spending and to continue identifying other life sciences technologies that it could acquire or in-license, or other life sciences opportunities.  Corautus had cash and short-term investments on September 30, 2006 of $19.7 million.

To achieve cost reductions and to position for this new direction, Corautus has entered into separation agreements with Richard E. Otto, President and Chief Executive Officer, and Robert T. Atwood, Executive Vice President and Chief Financial Officer, and both will cease being officers and employees of Corautus effective December 31, 2006.  Mr. Otto and Mr. Atwood will remain on the Board of Directors and each will serve as part-time consultants to Corautus thereafter.  Jack W. Callicutt, currently Vice President of Finance and Administration and Chief Accounting Officer, has been elected Senior Vice President, Chief Financial Officer and Secretary of the company effective January 1, 2007.  The company will conduct a search for a new Chief Executive Officer to succeed Mr. Otto.

The company further announced that the employment agreements of Yawen Chiang, Senior Vice President and Chief Scientific Officer, Michael Steele, Vice President of Business Development, and Todd Stallings, Vice President of Clinical and Regulatory, will also be terminated before December 31, 2006.  Dr. Chiang is expected to serve as a part-time consultant to the company thereafter.  The company had 13 employees on October 31, 2006 and expects to significantly reduce the number of employees by December 31, 2006.

Richard Otto, Chief Executive Officer of Corautus, stated, “We believe the GENASIS trial was one of the largest cardiovascular trials of its type that has ever been conducted.  Much information was gathered which may assist in future scientific endeavors.  As we previously reported, the trial did not meet its primary endpoint.   We have examined the alternatives available to us and have concluded that further clinical trials of VEGF-2 at this time are not in the best interest of our shareholders.  We have decided to preserve our cash and other assets, significantly reduce our expenses and identify other life sciences opportunities that have commercial promise.  We believe these steps are right for our shareholders at this time.”

About Corautus Genetics

Corautus Genetics is a biopharmaceutical company which has been focusing on the development of gene transfer therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease. Corautus has been developing a gene therapy product candidate using the VEGF-2 gene to promote therapeutic angiogenesis in ischemic muscle.

About GENASIS

GENASIS was a randomized, double-blind, dose-ranging and placebo controlled Phase IIb clinical trial, which treated 295 patients with Class III or IV angina that were not suitable candidates for traditional revascularization procedures. The GENASIS trial was conducted in approximately 30 leading cardiac medical centers throughout the United States.

In the GENASIS trial, defined doses of VEGF-2 in the form of “naked” plasmid DNA, a non-viral delivery vector, were delivered to diseased heart muscle tissue via the Boston Scientific Corporation Stiletto(TM) endocardial direct injection catheter system. The injection procedure was performed by a cardiologist in a standard cardiac catheterization laboratory.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements that address performance, events or developments that we expect or anticipate will occur in the future, such as the likelihood of identifying and securing life sciences opportunities upon which to focus our resources and the adequacy of our cash position to transition to new opportunities if found. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ 2005 Annual Report on Form 10-K which was filed on March 20, 2006 amended by Corautus’ Form 10-Q for the period ended March 31, 2006 which was filed on May 15, 2006. All forward-looking statements included in this document are based on information available to Corautus on the date hereof, and Corautus assumes no obligation to update any such forward-looking statements.

CONTACT:
Corautus Genetics Inc.
Jack W. Callicutt
(404) 526-6210
jcallicutt@corautus.com